UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 2, 2008

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2544
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release on April 2, 2008 as follows:

Cliffs North American Coal Declares Force Majeure
on Coal Shipments from Pinnacle Mine

Longwall Plow Currently Progressing through Geologic Fault, Company
Anticipates 100,000 Ton Impact Per 30 Days of Mining in Fault Area

CLEVELAND—April 2, 2008—Cleveland-Cliffs Inc (NYSE: CLF) today announced its Cliffs North American Coal, LLC subsidiary has declared force majeure on coal shipments from its Pinnacle Mine in Pineville, W. Va. Cliffs indicated the longwall plow is currently mining through a sandstone intrusion into the coal seam, which has caused coal production at the mine to significantly slow, as well as reduced shipments.

The sandstone intrusion is a continuation of the same geology that slowed production at Pinnacle Mine in August 2007.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, "As always, safety of employees is our first priority. While disappointed to find the same geologic condition in the current section of the mine as the previous section, the discovery provides useful information on the fault direction and slope for use in our mine planning for the rest of 2008 and the future. We estimate that we are currently 25 percent through the fault area and our North American Coal team is diligently working to move the plow forward through this difficult mining. At this time, we believe we will be in difficult mining for 60 to 90 days."

The Company said the fault area accounts for approximately 1,200 feet of the approximately 10,000-foot coal section being mined and that the longwall plow has progressed approximately 300 feet since first encountering the area in mid-March. Cliffs also indicated that prior to encountering the adverse geologic conditions it had already begun development on the next coal section in its mine plan and expects to avoid similar conditions in this next section.

As a result of the current mining conditions at Pinnacle Mine, Cliffs said its total metallurgical coal production forecast for 2008 will be impacted by approximately 100,000 tons for every 30 days of mining in the fault area.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: uncertainties as to the extent of the sandstone intrusion in the coal seam, the impact on the operating costs at Pinnacle Mine, and the total tonnage shortfall resulting from the intrusion, changes in the sales mix; the impact of other price-adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore and coal from integrated steel producers; changes in steel utilization rates, impact of industry consolidation and rationalization, operational factors, electric furnace production or market changes related to semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity and freight; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade or tons mined; changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.
News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:
Steve Baisden
Director, Investor Relations
and Corporate Communications
(216) 694-5280
srbaisden@cleveland-cliffs.com

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

April 3, 2008	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary